                                                   EXHIBIT 10.13
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
                                                                   Exhibit 10.13

                     [CONNER PERIPHERALS, INC. LETTERHEAD]


September 3, 1992


Mr. Tom Mitchell
P.O. Box 3154
Jackson Hole, Wyoming 83001

Dear Tom,

This is to confirm the agreement for your employment as the President and Chief Operating Officer of Conner Peripherals, Inc. (the "Company"). In this position you agree to devote your full business time, attention and energies to the best of your ability. You will assume the responsibilities and obligations of the position of President and Chief Operating Officer, subject to your reporting to and serving at the direction of the Chief Executive Officer and Board of Directors of the Company.

     1.  Employment Term.  You and the Company acknowledge that your employment
         ---------------
is at will, as defined under applicable law. If your employment terminates for any reason you shall not be entitled to any payments, benefits, damages, or compensation other than as set forth below, or as may otherwise be available in accordance with the Company's established employee plans and policies applicable to you for your position at the time of termination.

     The effective commencement date of your employment with the Company shall be October 1, 1992.

     2.  Salary and Bonus.  You shall be paid, semi-monthly, a salary at an
         ----------------
annual rate of $400,000 per year. In addition, you shall be entitled to participate in the Company's executive profit sharing and bonus arrangements as may be approved, from time to time, by the Board of Directors of the Company.

     3.  Equity Incentive.
         ----------------

         (a)    Restricted Stock: You will be awarded 150,000 shares of the
                ----------------
Company's Common Stock under the Company's 1992 Restricted Stock Plan (the "Restricted Stock"), as promptly as practicable after the date of your first day of employment. Under this Plan, the Restricted Stock will be sold to you at a nominal price of $0.01 per share. Under this Plan, the Restricted Stock will be forfeited (i.e., repurchased), at your cost, back to the Company in the event of termination of your employment for any reason, voluntary or involuntary; subject, however, to the Restricted Stock vesting free of this forfeiture restriction based on your continued employment at the following rate: 15% of the Restricted Stock on the third anniversary date of your employment, 30% of the Restricted Stock on the fifth anniversary of your employment, and 55% of the Restricted Stock on the seventh anniversary date of your employment.

         (b)    Stock Option: You will receive an option grant for 350,000
                ------------
shares of the Company's Common Stock (the "Stock Option") under the Company's Stock Option Plan. The actual date of grant will be as promptly as practicable after the date of your first day of employment. The exercise price of the Option will be the closing price of the Common Stock on the last trading day immediately prior to the grant date. The Stock Option is exercisable based upon continued employment at the rate of 6/48ths of the shares six months from the date of grant and then 1/48th of the shares for each full month of continued employment thereafter. The Stock Option shall be fully exercisable after four years of continued employment from the date of grant, but as long as you are employed by the Company, you shall have up to 10 years from the date of grant to exercise the Option.

         (c)    Agreements:  The Restricted Stock and the Stock Option shall be
                ----------
evidenced by and subject to the appropriate agreements adopted by the Company for such awards, which agreements shall be executed by you and the Company as promptly as practicable. Your rights under the Restricted Stock and Stock Option shall be subject to such agreements and Stock Plans.

     4.  Benefits.  During the term of employment, you will be entitled to
         --------
participate in the Company's benefits programs as are in effect, from time to time, and applicable to your position in the Company. Your rights under the benefit plans shall be determined under the provisions of those plans.

     During the term of your employment, you shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with your duties. The Company shall reimburse you for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

     5.  Termination.
         -----------

         (a)    Termination:  If your employment with the Company terminates for
                -----------
any reason, other than as described in subparagraphs (b) and (c) below, you shall be entitled to receive a severance payment (the "Severance Payment") from the Company for a period of 12 months maximum. The Severance Payment will be equal to your then current annual salary. However, you shall not be entitled to any Severance Payment if your employment is terminated for "cause." For purposes of this agreement, "cause" shall mean (i) a willful failure by you to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by you which constitutes gross misconduct and which is injurious to the Company, (iii) a willful breach by you of a material provision of this agreement or (iv) a material and willful violation of a federal or state law or regulation applicable to the business of the Company.
No act, or failure to act, by you shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interests.

         (b)  Change of Control:  If within one year of a "Change of Control"
              ------------------
(i) your position or employment is involuntarily terminated, or (ii) your duties, responsibilities or compensation are materially reduced, you shall be entitled to receive a Severance Payment from the Company in an amount to two times the Severance Payment defined in subparagraph (a) above. For this purpose, the term "Change of Control" of the Company means (i) the acquisition by any person or persons of 50% or more of the total voting power represented by the Company's then outstanding voting securities or (ii) a transaction that involves the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation involving a 50% or more change in the ownership of the total voting power represented by the Company's then outstanding voting securities or (iii) a change in the composition of the Board of Directors of the Company as a result of which fewer than a majority of the incumbent directors are directors who either (A) had been directors of the Company 24 months prior to such change or (B) were elected or nominated for election to the Board of the Company with the affirmative vote of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of election or nomination.

         (c)  Voluntary Resignation: If you voluntarily resign or terminate your
              ---------------------
employment, then you shall not be entitled to any Severance Payment or other benefits. The Company shall have no obligation to provide any compensation or benefits on account of your death, or for periods following your death.

         (d)  Severance: Any Severance Payment to which you have become entitled
              ---------
hereunder will be subject to applicable tax withholding and will be paid semi-monthly in accordance with the Company's normal payroll. The Severance Payment shall be in lieu of any further payment to you. Notwithstanding the foregoing, the Severance Payment will not reduce or offset any benefits you may be entitled to under the specific terms of any Company benefit plans during the Severance Payment period.

     6.  Miscellaneous.
         -------------

         (a)  Entire Agreement: Other than under the Company's Stock Option and
              ----------------
Restricted Stock Plans and Agreements, no agreements, representations, or understandings, whether oral or written or whether express or implied, which are not expressly set forth in this letter have been made or entered into by you or the Company with respect to the subject matter of your employment.

         (b)  Waiver:No provision of this letter shall be modified, waived or
              ------
discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than you).

         (c)  Other: Upon your employment, you will execute the Company's
              -----
standard Proprietary andConfidential Information Agreement.

This Agreement shall be governed by the laws of the State of California. This Agreement shall be binding upon the Company and its successors and assigns.

Sincerely,

CONNER PERIPHERALS, INC.

/s/ FINIS F. CONNER

Finis F. Conner
Chairman and Chief Executive Officer

Agreed and accepted as of the date first above written.



/s/ TOM MITCHELL
-----------------------------------------------
Tom Mitchell

                    [CONNER PERIPHERALS, INC. LETTERHEAD]

September 4, 1992

Mr. Tom Mitchell
P.O. Box 3154
Jackson Hole, Wyoming  83001

Dear Tom:

As an addendum to my offer letter to you dated September 3, 1992, this will confirm that:

     1. The salary of $400,000 is consistent with the current employee's compensation plan (although profit sharing would add to this substantially).

     2. I agree to cover all moving, living, and transportation expenses during your transition period.

     3. You would be elected to the Board of Directors as promptly as practicable after the date of you first day of employment. (Currently available Board positions are filled but an expansion will be required and will take place no later than the annual shareholders meeting in April 1993.)

Sincerely,

/s/ Finis F. Conner

Finis F. Conner
Chairman and Chief Executive Officer

Agreed and accepted as of the date first above written.

/s/ D. T. Mitchell

Tom Mitchell

FC/lmb

                     [CONNER PERIPHERALS, INC. LETTERHEAD]



August 19, 1993



Mr. P. Jackson Bell
325 Rivercrest Drive
Fort Worth, TX  76107

Dear Jack:

On behalf of the management of Conner, I am pleased to extend you an offer of employment with Conner as Executive Vice President/Chief Financial Officer reporting to Mr. Finis Conner, Chairman/Chief Executive Officer. Your effective date of employment, should you accept our offer, will be as agreed upon between Finis and yourself.

. Your base compensation will be $29,166.67 per month paid biweekly. In addition, you will participate in the Company's Executive Incentive Plan. This plan is based upon the Company's profit performance and individual's contributions. The plan payout as a percent of base salary is 0%-155%, targeted at 70% of base salary.

. In addition, a one-time hire bonus of $50,000.00 will be provided as part of the hire/acceptance package. This bonus will be provided after one month of employment and would be refundable to the Company, on a pro-rated basis, should you be terminated for cause within the first twelve (12) months of your employment.

. In your position with Conner you will be a candidate for participation in the Company's Incentive Stock Option Plan. As an option candidate, a grant for 125,000 shares of incentive stock will be presented to the Board of Directors after commencement of your employment. Such grants become 25% vested after twelve (12) months of continuous service after date of hire and continue to vest at the rate of 25% per year thereafter during continuous employment. You must exercise your new-hire option grant within ten (10) years of your hire date. Additionally, Conner will provide 25,000 shares of Conner restricted stock. Such restricted options will vest 15% on the third anniversary date of the stock award grant, an additional 30% shall vest on the fifth anniversary date and the remaining 55% shall vest on the seventh anniversary of the award date.

Mr. P. Jackson Bell
Page 2


. Conner agrees to pay for the physical relocation of your personal belongings from Fort Worth, Texas to the Bay Area. Attached is a copy of our Relocation Policy for you to review. Additionally, the Company will:

          1. Pay cost of rental for maximum of twelve (12) months, not to exceed $4,000.00 monthly while selling your Fort Worth residence.

          2. Assist you in the cost of the sale or loss incurred between the appraised value and actual sale price of your home up to a maximum of $200,000.00.

. Conner offers an extensive benefit package which includes an Employee Stock Purchase Plan, 401K, life insurance for yourself, spouse and dependents, executive medical, dental, short term disability, long term disability, and vision care. The attached brochures describe these briefly; additional information will be provided upon your acceptance.

TERMINATION AGREEMENT: In the event Conner Peripherals terminates your employment for any reason other than cause, the Company will pay you one (1) year salary plus benefits.

The enclosed employment application sets forth certain terms and conditions of your employment. The terms and conditions set forth in that application as well as those set forth in this letter represent the sole agreement between you and Conner regarding your employment. No promises, understandings, or representations regarding any terms or conditions of your employment not expressed in this letter or the employment application are part of your employment agreement with the Company.

In accepting employment with Conner, you will be required to sign a Proprietary Information Agreement acknowledging your agreement and acceptance to maintain strictest confidence with respect to Conner confidential information and to refrain from the disclosure of any proprietary information, or trade secrets of your former employer(s). It is also understood and agreed that in consideration of your employment you will devote your best efforts and full time attention to the business of the Company.

In compliance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility for employment in the United States. Such documentation MUST be provided within three (3) business
                                   ----
days of your date of hire.

Jack, we look forward to your acceptance of our offer and believe that you will be an invaluable addition to Conner. Upon receipt and review of this letter, please have no reservation in calling me with respect to any aspect of this offer or other questions you may have.

Mr. P. Jackson Bell
Page 3

Please sign the attached copy of the employment offer and return to my attention along with the employment application as an expression of your acceptance of the above offer of employment. This offer is open until Friday, August 20,1993.

                                         Sincerely,


                                         /s/  Harvey V. Kroll

                                         Harvey V. Kroll
                                         Senior Vice President

HVK/dlb
Atchmt.



ACCEPTED BY:    /s/ P. Jackson Bell       DATE:    8/19/93
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